Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

240 Greenwich Street, 22W Floor, New York, NY 10286

December 21, 2023

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

SmartTrust 639 (the “Fund”)

Dear Sirs:

The Bank of New York Mellon is acting as trustee for the Fund, consisting of the unit investment trusts (the “Trusts”) included in the Registration Statement relating to the Fund. We enclosed a list of the securities to be deposited in the Trusts on the date hereof. The prices indicated therein reflect our evaluation of such securities as of close of business on December 20, 2023, in accordance with the valuation method set forth in the applicable Standard Terms and Conditions of Trust and Trust Agreements. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust securities in the Registration Statement (No. 333-274773) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units of the Trusts and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/ Margarita Kalantarova
Margarita Kalantarova
Vice President